                                 Exhibit 11.1

                                SONIC SOLUTIONS
                STATEMENT RE: COMPUTATION OF PER SHARE AMOUNTS

                   First Quarter Ended June 30, 1995 and 1996
                    (In thousands, except per share amounts)
                                  (unaudited)

                                          Quarter ended June 30,
                                          -----------------------
                                             1995        1996
                                          ----------  -----------
Net income (loss).......................      $   31      (2,349)
Weighted average number of common
    shares outstanding..................       7,718       7,503

            Total.......................       7,718       7,503
                                              ------      ------
Primary and fully diluted net income
       (loss) per share.................      $ 0.00       (0.31)
                                              ======      ======




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